Exhibit 99.1
Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR SECOND QUARTER ENDED JULY 2013

Bellport, NY August 08, 2013 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States, Puerto Rico and the U.S. Virgin Islands, reported total net sales for the second quarter of 2013, which ended August 3, 2013 were $61.5 million versus $63.3 million last year. On a year-to-date basis, total net sales were $120.4 million in the current year compared with $121.4 million last year. For the second quarter ending July 2013, comparable store sales decreased by 1.7%. Comparable store sales on a year-to-date basis decreased by 1.3%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA SECOND QUARTER AND YEAR TO DATE 2013 RETAIL SALES ($’s in $000’s):

	FY		FY		FY
	2013		2012		2011
		(Decrease)		Increase		Increase
				(Decrease)

Number of Open Stores, July	334	(2.6%)	343	0.0%	343

Second Quarter Total Retail Sales	$61,514	(2.8%)	$63,254	0.5%	$62,927
Year to date July Total Retail Sales	$120,382	(0.8%)	$121,362	0.6%	$120,675

Second Quarter Comparable Store Sales		(1.7%)		(0.8%)		14.6%

Year to date July Comparable Store Sales		(1.3%)		0.4%		14.4%